Subsidiaries of Pruco Life Insurance Company

Subsidiary	Jurisdiction
CW GA LLC	Delaware
EE GA LLC	Delaware
ELB GA LLC	Delaware
GA BV LLC	Delaware
Ironbound Fund LLC	Delaware
Lafayette Street Mortgage Investor A LLC	Delaware
Lafayette Street Mortgage Investor B LLC	Delaware
Lafayette Street Mortgage Investor C LLC	Delaware
New Street Investments Cayman Limited	Cayman Islands
New Street Investments Corporation	Delaware
Passaic Fund LLC	Delaware
PGIM Broad Market High Yield Bond Fund, L.P.	Delaware
PGIM Energy Partners (Rated Feeder Fund) II, L.P.	Delaware
PGIM Senior Loan Opportunities (Rated Feeder Fund) II, L.P.	Delaware
Pruco Life Insurance Company of New Jersey	New Jersey
Prudential Global Funding LLC	Delaware
Prudential QOZ Investment Fund 1, LLC	Delaware
PT PFI Mega Life Insurance	Indonesia
Sylvan Span LLC	Delaware
Vailsburg Fund LLC	Delaware